Exhibit 99.2

TRT Holdings, Inc.

January 28, 2009

BY FAX AND HAND DELIVERY

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37214

Attention: Corporate Secretary

Facsimile: (615) 316-6544

Gaylord Entertainment Company

c/o Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, Delaware 19808

Facsimile: (302) 636-5454

Dear Secretary:

This notice (including the exhibits and attachments hereto, the “Notice”) of the decision of TRT Holdings, Inc. (“TRT Holdings”) and Robert B. Rowling (“Mr. Rowling” and, together with TRT Holdings, “TRT”), the record and beneficial owners of shares of the common stock, par value $0.01 (the “Common Shares”), of Gaylord Entertainment Company, a Delaware corporation (the “Company”), to propose the nomination of, and nominate, Mr. Rowling, Michael J. Dickman, David W. Johnson and Mark Langdale (each, a “Nominee” and collectively, the “Nominees”) for election to the Board of Directors of the Company (the “Board”) at the 2009 Annual Meeting of stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2009 Annual Meeting”), is being delivered in accordance with the requirements set forth under Paragraph 14 regarding director nominations (the “Nomination Requirements”) of the Second Amended and Restated Bylaws of the Company (as presently in effect, the “Bylaws”).  TRT Holdings is the record owner of 100 Common Shares and the beneficial owner of 6,131,830 Common Shares.  Mr. Rowling may be deemed to be an indirect beneficial owner of such 6,131,930 Common Shares by virtue of his ownership of all of the shares of Class B Common Stock of TRT Holdings.

The information required by the Nomination Requirements with respect to TRT is set forth in Exhibit A to this Notice and the information required by the Nomination Requirements with respect to each of the Nominees is set forth in Exhibit B to this Notice.  In addition, pursuant to the Nomination Requirements, this Notice attaches as Exhibit C a copy of the signed written consents executed by each of the Nominees pursuant to which they have consented to being named as a nominee and to serving as a director of the Company, if elected.  Finally, pursuant to the Nomination Requirements, accompanying this Notice is a copy of the completed written questionnaire (the “Questionnaire”) for each Nominee with respect to the background and qualifications of such Nominee, which Questionnaire was provided by the Secretary of the Company.

The information included in this Notice represents the best knowledge of TRT as of the date hereof; provided, however, that TRT expressly disclaims any responsibility for the accuracy of any information contained herein that has been drawn from the Company’s public filings.  TRT reserves the right, in the event the information contained herein is or becomes inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although TRT does not commit to update any information that may change from and after the execution hereof.  To the extent that information set forth at any point in this Notice or in any Questionnaire is responsive to a specific Nomination Requirement, each such Nomination Requirement will be deemed to incorporate such information, no matter where such information appears in this Notice or such Questionnaire.

If this Notice is deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the nominees at the 2009 Annual Meeting, or if any of the Nominees are unable to serve for any reason, this Notice will continue to be effective with respect to any replacement nominees selected by TRT.

TRT reserves the right to give further notice of additional nominations or business to be made or conducted at the 2009 Annual Meeting or any other meeting of the Company’s stockholders.

By submitting this Notice, TRT does not concede the validity of any aspect of the Nomination Requirements, and TRT expressly reserves the right to challenge the Nomination Requirements, any other requirements that the Company may attempt to impose on the nomination, 2009 Annual Meeting, or voting process, and any interpretation or application thereof by the Company.

If the Company contends that this Notice or any Questionnaire is incomplete or is otherwise deficient in any respect, please notify TRT in writing immediately but in no event later than 5:00 PM Central Standard Time on January 30, 2009, care of Michael G. Smith, TRT Holdings, Inc., Facsimile: (214) 283-8514, with a copy to Glen Hettinger, Fulbright & Jaworski L.L.P., Facsimile: (214) 855-8200, setting forth the facts that the Company contends support its position and specifying any additional information the Company asserts is required.  If no such communication is received by 5:00 PM Central Standard Time on January 30, 2009, this Notice and the Questionnaires will be deemed timely and in proper written form for purposes of the Bylaws and otherwise compliant with all of the Nomination Requirements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Notice to be duly executed on the date first written above.

TRT Holdings, Inc.

By:	/s/ James D. Caldwell
Name:	James D. Caldwell
Title:	President

/s/ Robert B. Rowling
Robert B. Rowling

EXHIBIT A

Information with Respect to TRT

The following information constitutes all of the information relating to TRT that is required by Section 14 of the Bylaws.  To the extent that information set forth elsewhere in this Notice or in any Questionnaire is responsive to a specific item below, each such item shall be deemed to incorporate such information no matter where such information appears in this Notice or such Questionnaire.

Section 14(d)(ii)(A) of the Bylaws:

(i)            Name and Record Address

Stockholder sending notice:

Name	Record and Business Address
TRT Holdings, Inc.	600 East Las Colinas Blvd.
(record and beneficial owner)	Suite 1900
Irving, Texas 75039

Robert B. Rowling	600 East Las Colinas Blvd.
(beneficial owner)	Suite 1900
Irving, Texas 75039

Stockholder Associated Person (as defined in the Bylaws) of TRT:

Name	Business Address
Robert B. Rowling	600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

Michael J. Dickman	3 West Eaton Place
London, England SW1X 8LU

David W. Johnson	4100 Midway Road
Suite 2115
Carrollton, Texas 75007

Mark Langdale	5950 Berkshire #810
Dallas, Texas 75225

Section 14(d)(ii)(B) of the Bylaws:

(ii)           Shares Owned Beneficially or of Record

Name	Class	Number of Shares	Date Acquired
TRT Holdings, Inc.	*	*	*
Robert B. Rowling	*	*	*

Name	Class	Number of Shares	Date Acquired
Michael J. Dickman	Not applicable	None	Not applicable
David W. Johnson	Not applicable	None	Not applicable
Mark Langdale	Not applicable	None	Not applicable

*The information concerning the Common Shares that are owned of record and beneficially by TRT Holdings, Inc. and beneficially by Robert B. Rowling, including the dates upon which such Common Shares were acquired, is set forth on the schedule attached hereto as Attachment 1 to this Exhibit A, and is incorporated herein by reference.

Section 14(d)(ii)(C) of the Bylaws:

(iii)          Description of Economic Interest in, or Other Rights With Respect to, any Securities of Company

Set forth in Subsection (vii)(f) of this Exhibit A is a description of the economic interest in, or other rights with respect to, any securities of the Company, which information is incorporated herein by reference.

Section 14(d)(ii)(D) of the Bylaws:

(iv)          Description of Any Agreements, Arrangements and Understandings between TRT (or Any TRT Associated Person) and any Nominee

Set forth in Subsection (vii)(q) of this Exhibit A is a description of the agreements, arrangements and understandings between TRT (or any Stockholder Associated Person of TRT (a “TRT Associated Person”) and any Nominee, which information is incorporated herein by reference.

Section 14(d)(ii)(E) of the Bylaws:

(v)           Representation of TRT

TRT hereby represents that it intends (1) to appear in person or by proxy at the 2009 Annual Meeting to nominate the persons named in its Notice and (2) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve the nominations and otherwise solicit proxies from stockholders in support of the nominations.

Section 14(d)(ii)(F) of the Bylaws:

(vi)          Certification of Compliance

TRT hereby certifies that it has complied with all applicable federal, state and other legal requirements in connection with TRT’s acquisition of stock or other securities of the Company and TRT’s acts or omissions as a stockholder of the Company.

The certification required by Section 14(d)(ii)(F) of the Bylaws is not applicable to the other Nominees as none is a current or former stockholder or holder of other securities of the Company.

Section 14(d)(ii)(G) of the Bylaws:

The following information constitutes all other information relating to TRT that would be required to be disclosed in a proxy statement or other filings required to be made by TRT in connection with solicitations of proxies by TRT for a contested election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

(vii)         Other Information

Persons Making the Solicitation – Item 4 of Schedule 14A

(a)           The solicitation for election of the Nominees will be made by TRT.  By virtue of Instruction 3 of Item 4 of Schedule 14A, TRT Holdings, Mr. Rowling, the other Nominees, and TRT Participants (as defined in Attachment 3 to this Exhibit A) (collectively, the “Participants”) may be considered participants in the solicitation.  Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, in person and by advertisements.  [Item 4(b)(1)]

(b)           None of the TRT Participants will receive additional compensation for solicitating proxies in connection with the 2009 Annual Meeting.  The Nominees may make solicitations of proxies but will not receive compensation for acting as nominees.  [Item 4(b)(2)]

(c)           TRT Holdings has retained Innisfree M&A Incorporated (“Innisfree”) to provide consulting, analytic and proxy solicitation services in connection with its investment in the Company.  For these services, Innisfree is to receive a fee not to exceed approximately $240,000, plus a success fee of $20,000 for each Nominee that is elected or appointed, and reimbursement for its reasonable out-of-pocket expenses.  TRT has agreed to indemnify Innisfree against certain liabilities and expenses.  It is anticipated that Innisfree will employ approximately 65 people to solicit proxies from stockholders for the 2009 Annual Meeting.

(d)           Although no precise estimate can be made at this time, the costs of this solicitation of proxies, and other costs specifically related to this solicitation, are currently estimated to be approximately between $500,000 and $1,000,000, excluding the salaries and wages of the TRT Participants.  TRT estimates that through the date hereof, the total expenditures for, in furtherance of, or in connection with, this solicitation are approximately $150,000. [Item 4(b)(4)]

(e)           The entire expense of soliciting proxies is being borne by TRT.  TRT intends to seek reimbursement of the costs of this solicitation from the Company but does not intend to submit the question of reimbursement to a vote of the Company’s security holders.  [Item 4(b)(5)]

Interest of Certain Persons in Matters to be Acted Upon — Item 5 of Schedule 14A

(f)            TRT beneficially owns 6,131,930 Common Shares, which constitute approximately 14.99% of the class outstanding.  The aggregate percentage of Common Shares reported as owned of record and beneficially by TRT is based upon 40,906,810 Common Shares outstanding at November 1, 2008, according to the Company’s Quarterly Report on Form 10-Q filed on November 7, 2008.  TRT Holdings is the record owner of 100 Common Shares and the beneficial owner of the 6,131,830 Common Shares and Mr. Rowling may be deemed to be the indirect beneficial owner of all of such Common Shares due to his ownership of all of the shares of Class B Common Stock of TRT Holdings.

The information set forth in Attachment 2 to this Exhibit A is incorporated herein by reference.

Except as set forth above, none of the Participants beneficially owns any securities of the Company or has any personal ownership interest, direct or indirect, in any securities of the Company.

The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive from the Company as a director, if elected to the Board, which information is set forth in Subsection (q) of this Exhibit A and incorporated herein by reference.

[Item 5(b)(1)]

(g)           Set forth in Subsection (i) of this Exhibit A and Attachment 3 to this Exhibit A are the names and business addresses of each of the Participants, which information is incorporated herein by reference. [Item 5(b)(1)(i)]

(h)           TRT Holdings is a corporation organized under the laws of the State of Delaware.  TRT Holding’s principal business is serving as a holding company that invests in the equity securities of businesses in diversified industries.

Mr. Rowling is an individual resident of the State of Texas and a citizen of the United States.  Mr. Rowling’s principal occupation is directing the business operations of TRT Holdings, and its affiliates.

Michael J. Dickman is an individual resident of the United Kingdom and a citizen of the United States.  Mr. Dickman’s principal occupation is as a self-employed consultant.

David W. Johnson is an individual resident of the State of Texas and a citizen of the United States.  Mr. Johnson’s principal occupation is serving as the President and Chief Executive Officer of Aimbridge Hospitality, LP, a Texas limited partnership.  Aimbridge Hospitality is a hotel real estate and management company that provides management, asset management, capital renovation, supervision, accounting and consulting services for its strategic partners.  The address of Aimbridge Hospitality is 4100 Midway Road, Suite 2115, Carrollton, Texas 75007.

Mark Langdale is an individual resident of the State of Texas and a citizen of the United States.  Mr. Langdale’s principal occupation is serving as the President of the George W. Bush Foundation in which capacity he is responsible for overseeing the development and operation of the George W. Bush Presidential Center, which is expected to consist of the George W. Bush Presidential Library and Museum and the George W. Bush Policy Institute.  The principal business address of the George W. Bush Foundation is 6116 North Central Expressway, Dallas, Texas 75206.

The information set forth in Attachment 3 to this Exhibit A is incorporated herein by reference.

(i)            During the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). [Item 5(b)(1)(iii)]

(j)            Set forth below is the amount of each class of securities of the Company which each Participant owns beneficially, directly or indirectly. [Item 5(b)(1)(iv)]

Name	Class	Amount
TRT Holdings, Inc.	Common Shares	6,131,930
Robert B. Rowling	Common Shares	6,131,930	*

*Robert B. Rowling may be deemed to be the indirect beneficial owner of the 6,131,930 Common Shares which are owned of record and beneficially by TRT Holdings by virtue of Mr. Rowling’s ownership of all the shares of Class B Common Stock of TRT Holdings.

The information set forth in Attachment 2 to this Exhibit A is incorporated herein by reference.

Except as set forth above and in Attachment 2 to this Exhibit A, none of the Participants owns beneficially, directly or indirectly, any securities of the Company.

(k)           None of the Participants owns of record any securities of the Company that such Participant does not own beneficially. [Item 5(b)(1)(v)]

(l)            Set forth in Attachment 1 to this Exhibit A and Attachment 2 to this Exhibit A are transactions in the Company’s securities effected by the Participants within the past two years, including the dates on which they were purchased or sold and the amount purchased or sold on each date, which information is incorporated herein by reference.  Except as set forth in Attachment 1 to this Exhibit A and Attachment 2 to this Exhibit A, none of the Participants has engaged in any transactions in the Company’s securities within the past two years.  [Item 5(b)(1)(vi)]

(m)          As of the date hereof, no part of the purchase price or market value of any of the securities set forth in Attachment 1 to this Exhibit A and Attachment 2 to this Exhibit A is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. [Item 5(b)(1)(vii)]

(n)           No Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies. [Item 5(b)(1)(viii)]

(o)           Except as set forth in Attachment 1 to this Exhibit A and Attachment 2 to this Exhibit A, no associate of any Participant, owns beneficially, directly or indirectly any securities of the Company. [Item 5(b)(1)(ix)]

(p)           No Participant owns beneficially, directly or indirectly any securities of any parent or subsidiary of the Company. [Item 5(b)(1)(x)]

(q)           Item 5(b)(xi) of Schedule 14A cross-references the information required by Item 404(a) of Regulation S-K of the Exchange Act with respect to each participant in the solicitation or any associates of such participant.

1.             Except as disclosed in item 2 below, no Participant and no associate of any Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000. [Item 5(b)(1)(xi)]

2.             According to the Company’s public filings, directors of the Company hold office following their election until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her earlier resignation or removal.  In addition, the Company reports that non-employee directors receive compensation comprising of cash compensation and equity compensation for their services.  Cash compensation payable to non-employee directors elected at the 2008 annual meeting of stockholders comprised an annual retainer of

$50,000 per director and an annual cash committee retainer payable to the chairs and other members of certain committees.  The aforementioned annual cash committee retainer payable to committee chairs was $20,000 for the Audit Committee, $12,500 for the Human Resources Committee and $12,500 for the Nominating and Corporate Governance Committee.  The annual cash committee retainer payable to other committee members was $10,000 for the Audit Committee, $7,500 for the Human Resources Committee and $7,500 for the Nominating and Corporate Governance Committee.  In addition, each non-employee director receives a fee of $1,500 for each meeting of the Board attended.  Pursuant to the Company’s Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may defer the fees described above into the Director Deferred Compensation Plan until their retirement or resignation from the Board.  Earnings on fees deferred under the Director Deferred Compensation Plan accrue based on either, at the participant’s election, the performance of the Common Shares or the performance of a pre-determined investment allocation.  All directors are reimbursed for expenses incurred in attending meetings. [Item 5(b)(1)(xii)]

Equity compensation payable to non-employee directors elected at the 2008 annual meeting of stockholders was comprised of a grant of 3,000 restricted stock units for each newly-elected director and an annual grant of 1,500 restricted stock units as of the date of the first board meeting following the annual meeting of stockholders.  Both of the aforementioned restricted stock units vest fully on the first anniversary date of the grant and were granted pursuant to the Company 2006 Omnibus Incentive Plan.  Until restricted stock units vest and shares of Common Shares are issued in conversion of the restricted stock units, the director does not have any rights as a stockholder of the Company with respect to such shares, other than the right to receive a cash payment equal to any dividends paid on the Common Shares.  The restricted stock units permit a director to defer the issuance of the Common Shares to be issued upon conversion of the restricted stock units to a specific date in the future or until the director’s date of retirement from the Board, whichever comes first.  Common Shares issued upon conversion of restricted stock units must be held until six months after the conclusion of a director’s service on the Board. [Item 5(b)(1)(xii)]

In 2006, the Board adopted stock ownership guidelines for non-employee directors.  The guidelines provide that directors must hold a minimum of 5,000 shares of Common Shares, with a five-year time period from the date of adoption of the guidelines in which to comply with such requirement.  Unvested shares of restricted stock or shares of Common Shares issuable upon conversion of outstanding restricted stock units are to be credited towards this requirement. [Item 5(b)(1)(xii)]

The Company maintains directors’ and officers’ insurance coverage for directors of the Company.  The Company also provides directors with Company-provided indemnification to the fullest extent permitted by the Delaware General Corporate Law and the Company’s restated certificate of incorporation (the “Certificate of Incorporation”), and legal protection from personal liability to the Company and its stockholders, as provided by state law and the Certificate of Incorporation.

The Participants disclaim any responsibility for the accuracy of the foregoing information, which was extracted from the Company’s public filings.

TRT expects that the Nominees, if elected, will be indemnified for service as directors of the Company to the same extent indemnification is provided to the current directors of the Company.  TRT also believes that, upon election, the Nominees will be covered by the Company’s director and officer liability insurance.  [Item 5(b)(1)(xii)]

Except as set forth above, the Nominees will not receive any compensation from TRT to serve as nominees for election or as a director, if elected, of the Company.  TRT has agreed to indemnify the Nominees against losses incurred in connection with their services as nominees for election as directors of the Company and in connection with the solicitation of proxies in respect thereof. TRT has also agreed to indemnify each of the Nominees against claims arising out of his service on the Board to the fullest extent permitted by applicable law. TRT has also agreed to reimburse the Nominees for out-of-pocket expenses incurred in their capacities as nominees, including, without limitation reimbursement for reasonable travel expenses.  Each Nominee has executed a written consent agreement to be a nominee for election as a director of the Company and to serve as a director if so elected, which consents are attached hereto as Exhibit C.  Other than as set forth herein, no Participant and no associate of any Participant has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.  [Item 5(b)(1)(xii)]

(r)            The information with respect to the Participants disclosed in Subsection (vii)(f) of this Exhibit A is incorporated herein by reference.  [Item 5(b)(2)]

ATTACHMENT 1 TO EXHIBIT A

The following table sets forth the Common Shares which are owned beneficially by TRT including the dates upon which such Common Shares were acquired.  TRT Holdings is the record owner of 100 of the Common Shares listed below and is the beneficial owner of all of the other Common Shares listed below.  Mr. Rowling may be deemed to be an indirect beneficial owner of all of the Common Shares listed below by virtue of his ownership of all the shares of Class B Common Stock of TRT Holdings.

Name	Class	Number of Shares Acquired / (Sold)	Date Acquired / Sold
TRT Holdings	Common Shares	246,600	01/17/2008
TRT Holdings	Common Shares	650,000	01/18/2008
TRT Holdings	Common Shares	13,236	01/22/2008
TRT Holdings	Common Shares	86,800	01/23/2008
TRT Holdings	Common Shares	77,300	01/28/2008
TRT Holdings	Common Shares	137,235	02/29/2008
TRT Holdings	Common Shares	102,300	03/04/2008
TRT Holdings	Common Shares	197,664	03/06/2008
TRT Holdings	Common Shares	184,900	03/07/2008
TRT Holdings	Common Shares	60,700	03/10/2008
TRT Holdings	Common Shares	101,900	03/13/2000
TRT Holdings	Common Shares	141,365	03/14/2008
TRT Holdings	Common Shares	475,000	07/09/2009
TRT Holdings	Common Shares	820,200	07/10/2008
TRT Holdings	Common Shares	498,700	07/11/2008
TRT Holdings	Common Shares	899,200	07/14/2008
TRT Holdings	Common Shares	260,000	07/15/2008
TRT Holdings	Common Shares	357,000	07/16/2008
TRT Holdings	Common Shares	447,400	07/17/2008
TRT Holdings	Common Shares	75,000	07/18/2008
TRT Holdings	Common Shares	49,700	10/06/2008
TRT Holdings	Common Shares	8,600	10/07/2008
TRT Holdings	Common Shares	177,640	10/10/2008
TRT Holdings	Common Shares	50,000	11/06/2008
TRT Holdings	Common Shares	13,490	11/12/2008

ATTACHMENT 2 TO EXHIBIT A

The following table sets forth the class, face amount and trade date for the Corporate Bonds of the Company that are owned by Robert B. Rowling, either individually or through his individual retirement account.

Name	Class	Face Amount	Date Acquired
Robert B. Rowling	8.0%, due 11/2013, CUSIP 367905AB2	$5,000,000	12/04/08

Robert B. Rowling	8.0%, due 11/2013, CUSIP 367905AB2	$7,000,000	12/10/08

Robert B. Rowling	8.0%, due 11/2013, CUSIP 367905AB2	$2,500,000	12/11/08

Robert B. Rowling	8.0%, due 11/2013, CUSIP 367905AB2	$7,000,000	12/12/08

Robert B. Rowling	8.0%, due 11/2013, CUSIP 367905AB2	$2,000,000	12/16/08

Robert B. Rowling	6.75%, due 11/2014, CUSIP 367905AD2	$5,000,000	12/10/08

Robert B. Rowling	6.75%, due 11/2014, CUSIP 367905AD2	$5,000,000	12/12/08

ATTACHMENT 3 TO EXHIBIT A

All of the directors, officers and other employees of TRT Holdings who may be deemed Participants by virtue of their solicitation of proxies (the “TRT Participants”) are citizens of the United States.  The names, business addresses, and principal occupations of the TRT Participants, and the name and address of any corporation or other organization in which such employment is conducted, are set forth below.  The principal business of TRT Holdings is serving as a holding company that invests in the equity securities of businesses in diversified industries.  Except for Robert. B. Rowling, none of the other TRT Participants beneficially own any Common Shares.

Name	Business Address	Principal Occupation
Robert B. Rowling	TRT Holdings, Inc.	Chairman of the Board
600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

James D. Caldwell	TRT Holdings, Inc.	President
600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

Terrell T Philen, Jr.	TRT Holdings, Inc.	Senior Vice President, Chief Financial
	600 East Las Colinas Blvd.	Officer and Treasurer
Suite 1900
Irving, Texas 75039

Michael G. Smith	TRT Holdings, Inc.	Senior Vice President, General Counsel
	600 East Las Colinas Blvd.	and Secretary
Suite 1900
Irving, Texas 75039

R. Brandon Bean	TRT Holdings, Inc.	Vice President of Equity Investments
600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

Gregory A. Crooks	TRT Holdings, Inc.	Financial Analyst
600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

T. Blake Rowling	TRT Holdings, Inc.	Financial Analyst
600 East Las Colinas Blvd.
Suite 1900
Irving, Texas 75039

EXHIBIT B

Information with Respect to the Nominees

The following information constitutes all of the information relating to each Nominee that is required by Section 14 of the Bylaws.  To the extent that information set forth elsewhere in this Notice or in any Questionnaire is responsive to a specific item below, each such item shall be deemed to incorporate such information no matter where such information appears in this Notice or such Questionnaire.

Section 14(d)(i)(A) of the Bylaws:

(i)            Name, Age, Business Address and Residence Address

Name	Age	Business Address	Residence Address
Robert B. Rowling	55	600 East Las Colinas Blvd. Suite 1900 Irving, Texas 75039	3832 Beverly Drive Dallas, Texas 75205

Michael J. Dickman	47	3 West Eaton Place London, England SW1 X8LU	3 West Eaton Place London, England SW1X 8LU

David W. Johnson	47	4100 Midway Road Suite 2115 Carrollton, Texas 75007	7300 Swanson Drive Plano, Texas 75025

Mark Langdale	54	5950 Berkshire #810 Dallas, Texas 75225	9398 Alva Court Dallas, Texas 75220

Section 14(d)(i)(B) of the Bylaws:

(ii)           Principal Occupation or Employment

The principal occupation or employment of each Nominee that is required to be disclosed is set forth in Subsection (v)(b) of this Exhibit B, which information is incorporated herein by reference.

Section 14(d)(i)(C) of the Bylaws:

(iii)          Shares Owned Beneficially or of Record

Name	Class	Amount
Robert B. Rowling	Common Shares	6,131,930	*
Michael J. Dickman	Not applicable	None
David W. Johnson	Not applicable	None
Mark Langdale	Not applicable	None

*Robert B. Rowling may be deemed to be the indirect beneficial owner of the 6,131,930 Common Shares which are owned of record and beneficially by TRT Holdings by virtue of Mr. Rowling’s ownership of all the shares of Class B Common Stock of TRT Holdings.

Section 14(d)(i)(D) of the Bylaws:

(iv)                              Compensation and Other Material Monetary Agreements, Arrangements, and Understandings during the Past 3 Years and any Other Material Relationships Between TRT (or any Associated Person) and Each Nominee

The direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past 3 years and any other material relationships between TRT (or any TRT Associated Person) and each Nominee (and any associates of each Nominee) are set forth in Subsection (vii)(q) of Exhibit A, which information is incorporated herein by reference.

Mr. Rowling is the owner of all of the shares of Class B Common Stock of TRT Holdings.  Mr. Rowling has also received an annual salary from TRT Holdings for the past three years in an amount of $150,000 per year.

Omni Hotels Management Corporation manages the Omni Bedford Springs Resort in which Mark Langdale is an investor.  In addition, an affiliate of TRT Holdings is a lender to the resort and holds an option to purchase an interest in the resort.  Mark Langdale is a minority partner in the affiliate of TRT Holdings that holds the option.

Section 14(d)(i)(E) of the Bylaws:

The following information constitutes all other information relating to each Nominee that would be required to be disclosed in a proxy statement or other filings required to be made by TRT in connection with solicitations of proxies by TRT for a contested election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(v)           Other Information

Directors and Executive Officers – Item 7 of Schedule 14A

(a)           Item 7(a) of Schedule 14A cross-references the information required by instruction 4 to Item 103 of Regulation S-K of the Exchange Act with respect to nominees of the persons making the solicitation.  There are no material proceedings in which any Nominee or any of its associates is a party adverse to the Company or any of its subsidiaries, or any material proceedings in which such Nominee or any such associate has a material interest adverse to the Company or any of its subsidiaries. [Instruction 4 of Item 103 to Reg. S-K]

(b)           Item 7(b) of Schedule 14A cross-references the information required by Item 401, Items 404(a) and (b), Item 405 and Items 407(d)(4) and (d)(5) of Regulation S-K

of the Exchange Act with respect to nominees of the person making the solicitation.  Such information is set forth below:

1.                                       Each Nominee has executed a consent to being named as a Nominee and to serving as a director of the Company, if so elected.  Copies of such consents are attached hereto as Exhibit C.  The initial term of each Nominee, if elected, would be for a period of one year, in accordance with the Bylaws.  None of the Nominees holds or has ever held any position or office with the Company or any of its subsidiaries.  The following table sets forth, with respect to each Nominee, the name, age, any position and office held with the Company and the term thereof, business experience during the past five years (including principal occupation and employment during the past five years and the name and any directorships held by such person in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended): [Item 401(a) and (e) of Reg. S-K]

Name, Age, Business and Residential Address	Principal Occupation or Employment During the Last Five Years; Public Company Directorships
Robert B. Rowling (Age: 55) Business Address: 600 East Las Colinas Blvd., Suite 1900, Irving, Texas 75039 Residential Address: 3832 Beverly Drive, Dallas, Texas 75205

Mr. Rowling has served as the Chairman of the Board of TRT Holdings, Inc., a privately owned holding company with interests in businesses engaged in hospitality, energy, fitness and real estate, since 1996. Mr. Rowling’s principal occupation is directing the business operations of TRT Holdings, Inc.

Mr. Rowling serves on the Board of Directors of Guaranty Financial Group Inc., The University of Texas System Board of Regents and is the Chairman of the Board of The University of Texas Investment Management Company.

Michael J. Dickman (Age: 47) Business Address: 3 West Eaton Place London, England SW1X 8LU Residential Address: 3 West Eaton Place London, England SW1X 8LU

Mr. Dickman is currently a self-employed consultant. Beginning in 2003 and continuing through August 2008, Mr. Dickman was Global Co-Head of the energy group of Morgan Stanley, a global financial services firm. From 1997 through 2003, Mr. Dickman was Managing Director of Morgan Stanley’s Global Energy Mergers and Acquisitions Team. Mr. Dickman joined Morgan Stanley’s Investment Banking Division in 1987 as an

associate. Mr. Dickman is a member of the MBA Advisory Board of Directors of the Amos Tuck School of Business Administration at Dartmouth College.

David W. Johnson (Age: 47) Business Address: 4100 Midway Road, Suite 2115, Carrollton, Texas 75007 Residential Address: 7300 Swanson Drive, Plano, Texas 75025

Mr. Johnson has served as the President and Chief Executive Officer of Aimbridge Hospitality, a hotel management company, since April 2003. Prior to joining Aimbridge, Mr. Johnson spent 17 years at Wyndham International, a corporation that owned, leased, managed and franchised hotels primarily in the upper upscale and luxury segments of the hotel and resorts industry throughout the world, during which he served in various capacities including Executive Vice President / Chief Marketing Officer and President.

Mr. Johnson currently serves on several boards of directors including the boards of The Juvenile Diabetes Research Foundation, International Meeting Professionals International and Active International. He is also on the Board of Governors for the University of North Texas.

Mark Langdale (Age: 54) Business Address: 5950 Berkshire #810 Dallas, Texas 75225 Residential Address: 9398 Alva Court Dallas, Texas 75220

Mr. Langdale has served as President of the George W. Bush Foundation, a nonprofit educational foundation to design, build, and support the George Bush Presidential Center Southern Methodist University, since February 2008. From October 2005 until January 2008, Mr. Langdale served as the United States Ambassador to Costa Rica. Prior to becoming Ambassador to Costa Rica, Mr. Langdale served as President of Posadas USA, Inc., a U.S. subsidiary of Grupo Posadas, the largest hotel management company in Latin America, from 1994 until September 2005.

Mr. Langdale currently serves as a director of the George W. Bush  Foundation.

2.             TRT has agreed to indemnify the Nominees against losses incurred in connection with their services as nominees for election as directors of the Company and in connection with the solicitation of proxies in respect thereof. TRT has also agreed to indemnify each of the Nominees against claims arising out of his service on the Board to the fullest extent permitted by applicable law.  TRT has also agreed to reimburse the Nominees for out-of-pocket expenses incurred in their capacities as nominees, including, without limitation reimbursement for reasonable travel expenses.  Other than as set forth herein or in Subsection (vii)(q) of Exhibit A of this Notice, no Nominee has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

3.             The information disclosed in Subsection (vii)(f) of Exhibit A is incorporated by reference herein, and none of the Nominees has any other arrangements or understandings with any other person pursuant to which such Nominee was or is selected as a director or nominee for election as a director of the Company.

4.             Items 401(b), (c) and (g) of Regulation S-K are not applicable to the Nominees. [Item 401(b), (c) and (g) of Regulation S-K]

5.             There exist no family relationships between any Nominee and any director or executive officer of the Company or any other Nominee. [Item 401(d) of Regulation S-K]

6.             During the last five years, none of the events described in Item 401(f) of Regulation S-K occurred with respect to any Nominee. [Item 401(f) of Regulation S-K]

7.             The response to Subsection (vii)(q) of Exhibit A is incorporated herein by reference. [Item 404(a) of Regulation S-K]

8.             Item 404(b) of Regulation S-K is not applicable to the Nominees. [Item 404(b) of Regulation S-K]

9.             Item 405 of Regulation S-K is not applicable to the Nominees other than Mr. Rowling because such Nominees are not directors, officers or beneficial owners of more than 10% of the Common Shares.  Mr. Rowling may be deemed to be a beneficial owner of more than 10% of the Common Shares by virtue of his ownership of all of the shares of Class B Common Stock of TRT Holdings.  TRT Holdings has filed on a timely basis reports required by Section 16(a) of the Exchange Act. [Item 405 of Regulation S-K]

10.                                 Items 407(d)(4) and (d)(5) of Regulation S-K are not applicable to the Nominees. [Items 407(d)(4) and (d)(5)]

(c)           Item 7(c) of Schedule 14A cross-references the information required by Item 407(a) of Regulation S-K of the Exchange Act.  The corporate governance guidelines of the Company, which are available on the Company’s website at www.gaylordentertainment.com, provide that the determination of independence shall be made in accordance with the criteria for independence required by the New York Stock Exchange.  TRT has no knowledge of any facts that would result in any Nominee failing to be classified as an independent director of the Company under the independence standards applicable to the Company. [Item 407(a) of Regulation S-K]

(d)           Item 7(d) of Schedule 14A cross-references the information required by Item 407(b), (c)(1), (c)(2), (d)(1), (d)(2), (d)(3), (e)(1), (e)(2), (e)(3) and (f) of Regulation S-K of the Exchange Act.  These provisions are not applicable to the Nominees.

(e)           Item 7(e) of Schedule 14A applies only to registered investment companies and is not applicable to the Nominees.

Compensation of Directors and Executive Officers – Item 8 of Schedule 14A

(f)            Item 8 of Schedule 14A cross-references the information required by Item 402 and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K of the Exchange Act with respect to each nominee of the person making the solicitation and associates of such nominee.  Such information is set forth below:

1.             None of the Nominees or any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, the applicable paragraphs of Item 402 of Regulation S-K. [Items 402(a) – (k) of Regulation S-K]

2.             The response to Subsection (vii)(q) of Exhibit A is incorporated herein by reference.  There are no interlocking relationships or insider participations that would have required disclosure under these paragraphs of Item 407 of Regulation S-K, had the Nominees been directors of the Company. [Item 407(e)(4) of Regulation S-K]

3.             Item 407(e)(5) of Regulation S-K is not applicable to the Nominees.

EXHIBIT C

Consent of Robert B. Rowling to Being Named as a Nominee and

to Serve as a Director of Gaylord Entertainment Company

To:        Secretary of Gaylord Entertainment Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Gaylord Entertainment Company, a Delaware corporation (the “Company”), (y) to being named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 28, 2009

/s/ Robert B. Rowling
Robert B. Rowling

Consent of Michael J. Dickman to Being Named as a Nominee and

to Serve as a Director of Gaylord Entertainment Company

To:        Secretary of Gaylord Entertainment Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Gaylord Entertainment Company, a Delaware corporation (the “Company”), (y) to being named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 28, 2009

/s/ Michael J. Dickman
Michael J. Dickman

Consent of David W. Johnson to Being Named as a Nominee and

to Serve as a Director of Gaylord Entertainment Company

To:        Secretary of Gaylord Entertainment Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Gaylord Entertainment Company, a Delaware corporation (the “Company”), (y) to being named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 28, 2009

/s/ David W. Johnson
David W. Johnson

Consent of Mark Langdale to Being Named as a Nominee and

to Serve as a Director of Gaylord Entertainment Company

To:        Secretary of Gaylord Entertainment Company

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Gaylord Entertainment Company, a Delaware corporation (the “Company”), (y) to being named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: January 28, 2009

/s/ Mark Langdale
Mark Langdale